Exhibit 99.1

Armstrong World Industries Announces Increase to Share Repurchase Program and Quarterly Dividend

LANCASTER, Pa., July 19, 2023 (GLOBE NEWSWIRE) -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions, today announced that its Board of Directors has approved an additional $500 million authorization to repurchase shares under the Company's existing share repurchase program, increasing the total authorized amount under the program to $1.7 billion, and extending the program through December 31, 2026.

In addition, the Board of Directors has declared a cash dividend of $0.254 per share of common stock. The dividend will be paid on August 17, 2023, to shareholders on record as of the close of business on August 3, 2023.

"I'm pleased to announce the increase in our share repurchase authorization which, along with our quarterly dividend, reflects our continued confidence in our ability to generate adjusted free cash flow," said Chris Calzaretta, SVP and CFO of Armstrong World Industries. "This decision reinforces our commitment to our capital allocation priorities which allow us to create long-term shareholder value."

Pursuant to the share repurchase program, the Company may purchase shares of its common stock at times and in such amounts as management deems appropriate, subject to market and business conditions, regulatory requirements and other factors. Repurchases under the program may be made through open market, block and privately-negotiated transactions, including Rule 10b5-1 plans. The expanded program, unless otherwise determined by the Board of Directors, does not obligate the Company to purchase any particular amounts of common stock and may be suspended or discontinued at any time without notice. The declaration and payment of future dividends and capital allocations will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations and cash flow.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative ceiling and wall solutions in the Americas. With $1.2 billion in revenue in 2022, AWI has approximately 3,000 employees and a manufacturing network of 16 facilities, plus seven facilities dedicated to its WAVE joint venture. For more information, visit www.armstrongceilings.com.

Contact
Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354